EXHIBIT 19.1

AIRSHIP AI HOLDINGS, INC. INSIDER TRADING COMPLIANCE POLICY

SCHEDULE I -	INDIVIDUALS SUBJECT TO PRECLEARANCE REQUIREMENT

ATTACHMENT A -	SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

ATTACHMENT B -	CERTIFICATION OF COMPLIANCE

AIRSHIP AI HOLDINGS, INC. INSIDER TRADING COMPLIANCE POLICY

I.	SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Airship AI Holdings, Inc. (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines, and criminal fines of up to $5 million for individuals and $25 million for corporations. Insider trading is also prohibited by this Insider Trading Compliance Policy (this “Policy”), and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all directors, officers, employees of the Company, and any family members of the foregoing persons (collectively, “Covered Persons”). For the purposes of this Policy, the term “family member” means a spouse, parent, stepparent, child, stepchild, sibling, mother and father-in law, son and daughter-in-law, brother and sister-in-law, and anyone (other than a domestic employee or tenant) who shares such Covered Person’s home. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every director, officer and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Chief Financial Officer.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No director, officer or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

Additionally, no director, officer or employee shall purchase or sell any security of the Company during the period beginning on the last calendar day before the end of any fiscal quarter of the Company and ending upon completion of two full trading days after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading.

These prohibitions do not apply to:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

•	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

•	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

No director, officer or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company, including family members and friends, (except by authorized representatives in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.	EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

•	Trading by insiders while in possession of material, non-public information;

•	Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.	What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

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Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; changes in earnings estimates or unusual gains or losses in major operations; possible mergers, acquisitions, tender offers or dispositions; major new product offerings; important business developments such as major contracts or cancellation of major contracts, trial results, developments regarding strategic collaborators or the status of regulatory submissions; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; major changes in accounting methods or policies; cybersecurity risks and incidents, including vulnerabilities and breaches; changes in debt ratings; significant changes in the Company’s prospects; significant write-downs in assets or increases in reserves; liquidity problems; and significant litigation or regulatory actions. Material information is not limited to historical facts but may also include projections and forecasts. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

If you are unsure whether information is material, you should either consult the Chief Financial Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

B.	What is Non-public?

Information is “non-public” if it is not available to the general public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C.	Who is an Insider?

“Insiders” include directors, officers and employees of a company and anyone else who has material inside information about a company. Insiders of a company have independent fiduciary duties to it and its stockholders not to trade on material, non-public information relating to the company’s securities. All directors, officers and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Directors, officers and employees may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company or to anyone within the Company other than on a need-to-know basis.

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Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers and supervisors. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self-regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Disgorgement of all profits;

•	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

•	Jail sentences of up to 20 years.

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In addition, insider trading could result in serious sanctions by the Company, including termination of employment. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G.	Examples of Insider Trading

Examples of insider trading cases include actions brought against directors, officers and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such directors, officers and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.	Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) directors or officers from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage directors, officers and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

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IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every director, officer and employee is required to follow these procedures.

A.	Pre-Clearance of All Trades by All Directors, Officers and Certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock and the sale of Company stock issued upon exercise of stock options) by directors, officers and certain employees listed on Schedule I (as amended from time to time) (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Chief Financial Officer. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, sales in connection with the exercise of an option, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. The Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction. (The Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this policy as a result of their relationship with the Chief Financial Officer.) All trades that are pre-cleared must be effected within two business days of receipt of the pre-clearance unless a specific exception has been granted by the Chief Financial Officer or the Chief Executive Officer, as applicable. A pre‑cleared trade (or any portion of a pre-cleared trade) that has not been effected during the two business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre‑clearance, if the Pre-Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

None of the Company, the Chief Financial Officer, the Chief Executive Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Chief Financial Officer, the Chief Executive Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction (including transactions during an Open Trading Window).

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B.	Open Trading Windows/Black-Out Periods

Additionally, directors, officers and employees shall be permitted to purchase or sell securities of the Company beginning on the date following completion of the two full trading days after the public release of earnings data form the most recently completed fiscal quarter of the Company and ending on the last calendar day fiscal quarter of the Company (the “Open Trading Window”).

Periods other than Open Trading Windows, including periods during which the Company has declared a trading suspension, are referred to herein as black-out periods. No director, officer or employee shall purchase or sell any security of the Company during a black-out period, except for:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;

•	exercises of stock options or other equity awards the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); and

•	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Exceptions to the black-out period policy may be approved only by the Company’s Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors.

From time to time, the Company, through the Board of Directors, the Company’s Chief Financial Officer or Chief Executive Officer may recommend that directors, officers, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect, and should not disclose to others that we have suspended trading.

C.	Post-Termination Transactions

With the exception of the pre-clearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until the later of: (1) the second trading day following the public release of earnings for the fiscal quarter in which such director, officer or employee leaves the Company or (2) the second trading day after any material nonpublic information known to such director, officer or employee has become public or is no longer material.

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D.	Information Relating to the Company

1.	Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to directors, officers and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except by authorized representatives in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

In communicating material, non-public information to employees of the Company, all directors, officers and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.	Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the attention of the Chief Financial Officer at the following address:

Airship AI Holdings, Inc.

8210 154th Ave NE

Redmond, WA 98052

E.	Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All directors, officers and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

•	Maintaining the confidentiality of Company-related transactions;

•	Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information, including cautious review of confidential documents in public places so as to prevent access by unauthorized persons;

•	Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•	Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•	Restricting access to areas likely to contain confidential documents or material, non-public information;

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•	Safeguarding phones, laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and

•	Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or rideshares.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.	ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, directors, officers and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.	Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an director, officer or employee is trading based on inside information. Transactions in options also may focus a director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

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D.	Purchases of the Company’s Securities on Margin

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

E.	Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Chief Financial Officer.

F.	Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.	RULE 10B5-1 TRADING PLANS, SECTION 16 AND RULE 144

A.	Rule 10b5-1 Trading Plans

1.	Overview

The SEC’s Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Chief Financial Officer, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

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To initiate any transactions under this exception, a director, officer or employee must comply with each of the following elements:

(a) While not in possession of material non-public information, the person must (1) enter into a binding contract to purchase or sell securities; (2) instruct another person to purchase or sell securities for the person’s account; or (3) adopt a written plan for purchasing or selling the securities.

(b) The Trading Plan must be in writing and must specify the following: (1) the number of securities to be bought or sold; (2) the prices at which the securities will be bought or sold; and (3) the timing of the purchases or sales. The required information regarding amount, price and date may be included by a formula, algorithm or other means. The insider must refrain from attempting to influence how, when or whether transactions will be made pursuant to the Trading Plan.

(c) The Trading Plan cannot be entered into as part of a plan or scheme to evade the prohibitions on insider trading under the federal securities laws. Therefore, although modifications to an existing Trading Plan are not prohibited, a Trading Plan should be adopted with the intention that it will be amended or modified infrequently, if at all, since changes to the Trading Plan could raise issues as to the individual’s good faith. A modification or change to the amount, price or timing of the transactions under the Trading Plan may be deemed a termination of the Trading Plan and the adoption of a new Trading Plan.

(d) The Trading Plan must include a cooling off period between the establishment of the Trading Plan and the first transaction scheduled to occur pursuant to such Plan, as follows: (i) if you are a director or a Rule 16a-1(f) officer (generally, Chief Executive Officer, Chief Financial Officer, principal financial officer, principal accounting officer/controller, any vice-president of the issuer in charge of a principal business unit, division or function, or any other officer who performs a policy making function), the cooling off period may not end until the later of (i) 90 calendar days from the establishment of the Trading Plan or (ii) two business days following the disclosure of the Company’s financial results in SEC Form 10-Q or 10-K for the fiscal quarter in which the Trading Plan was adopted; provided, however, that the cooling off period may end 120 calendar days from the establishment of the Trading Plan. If you are neither a director nor a Rule 16a-1(f) officer, the cooling off period may not end until 30 calendar days following the establishment of the Trading Plan. Any modification of a Trading Plan that changes the amount, price, or timing of the purchase or sale of the Company securities underlying such plan will trigger a new “cooling-off period” and such person must wait until the expiration of the applicable “cooling-off period” before trading under the modified or any new Trading Plan.

(e) A Rule 16a-1(f) officer or director of the Company adopting a Trading Plan must make written representations to the Company, including: that such person is (i) not aware of any material nonpublic information about the Company and (ii) is adopting the 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the requirements of Rule 10b5-1 or the 1934 Act’s prohibition on insider trading.

(f) No person purchasing or selling securities under a Trading Plan may take (or modify existing) hedging positions to account for his or her planned purchases or sales.

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(g) Any person wishing to proceed under the Trading Plan exception (or to modify or terminate a previously adopted Trading Plan) must first obtain written pre-clearance from the Authorizing Officer. This pre-clearance requirement will permit the Company to review the proposed Trading Plan as to compliance with applicable securities laws (including Rule 10b5-1), the Insider Trading Policy and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to avail himself or herself of this exception. The Company therefore reserves the right to pre-clear or not pre-clear any proposed Trading Plan (or the modification of any existing Trading Plan) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Plan on any actual or prospective transactions (including the offering of securities) to which the Company is or may be a party.

(h) The Company reserves the right not to pre-clear any proposed Trading Plan (or the modification of any existing Trading Plan) unless it includes the following elements, as well as such additional terms and conditions as the Company may require from time to time:

•	There is no material non-public information at the time a person wishes to enter into a Trading Plan (or to modify or terminate a previously adopted Trading Plan). If there is any such material non-public information, the Company may delay its pre-clearance of the Trading Plan until the information has been disclosed. The Company may also require an interval between the adoption of the Trading Plan and the first trade under such Trading Plan.

•	Under appropriate circumstances, the Company may wish to make a public announcement of the Trading Plan at the time of adoption.

•	The proposed Trading Plan contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the 1934 Act, (ii) SEC Rule 144 or Rule 145 under the Securities Act of 1933, as amended, relating to any sales under the Trading Plan, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a pre-cleared Rule 10b5-1 Trading Plan, under applicable law or in connection with an offering by the Company of securities, including without limitation lock-up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time).

(i) Each person understands that the pre-clearance or adoption of a pre-planned selling plan in no way reduces or eliminates such person’s obligations under Section 16 of the 1934 Act, as amended, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel prior to entering into a Trading Plan.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of Open Trading Windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

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A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during an Open Trading Window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s Chief Financial Officer to assist in the preparation and filing of a required Form 4.

All persons entering into a Trading Plan must act in good faith with respect to that plan throughout the duration of the Trading Plan.

Unless otherwise approved by the Company’s Chief Financial Officer, and other than the exercise of then outstanding options to purchase Company securities or as otherwise permitted by Rule 10b5-1, you may not enter into any transaction in Company securities while a Trading Plan is in effect with respect to Company securities.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Directors, officers and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, other than as permitted by Rule 10b5-1, persons may not have more than one Trading Plan outstanding (and may not subsequently enter into any additional Trading Plans) during the same period (i.e., no overlapping plans). Persons may only enter into one single-trade plan during any 12-month period.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•	First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).

•	Second, the Trading Plan must either:

•	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

•	include a written formula or computer plan for determining the amount, price and date of the transactions; or

•	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.

•	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

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2.	Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 180-day bar will protect you from possible adverse legal consequences of a Trading Plan revocation.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3.	Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre‑approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

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5.	Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to Open Trading Windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6.	Trades Outside of a Trading Plan

During an Open Trading Window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

7.	Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8.	Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9.	No Section 16 Protection

The use of Trading Plans does not exempt participants from complying with the Section 16 reporting rules or liability for short-swing trades.

10.	Limitation on Liability

None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

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B.	Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Directors, Officers and 10% Stockholders)

1.	Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all directors, officers and 10% stockholders (“insiders”), within 10 days after the insider becomes a director, officer or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after a director or officer ceases to be an insider must be reported on Form 4.

2.	Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any director, officer or 10% stockholder from any “purchase” and “sale” of Company stock if both transactions occur within a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Directors and officers should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A in addition to consulting the Chief Financial Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options or warrants.

3.	Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders from making any short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

The Chief Financial Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

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C.	Rule 144 (Applicable to Directors, Officers and 10% Stockholders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below. Because the Company was a “shell company” prior to the closing of the business combination, Rule 144 will be unavailable for approximately one year following the closing of the business combination. Please contact the Company’s Chief Financial Officer for additional information.

•	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

•	Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

•	Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

•	Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades. As noted above, because the Company was a “shell company” prior to the closing of the business combination, Rule 144 will be unavailable for approximately one year following the closing of the business combination. Please contact the Company’s Chief Financial Officer for additional information.

VII.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all directors, officers and employees should execute and return to the Company’s Chief Financial Officer the Certification of Compliance form attached hereto as Attachment B.

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Approved by the Board of Directors: January 2, 2024

Effective: January 2, 2024

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SCHEDULE I

INDIVIDUALS SUBJECT TO PRECLEARANCE REQUIREMENT

Attachment A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by a director, officer or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Airship AI Holdings, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for directors and officers, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by a director, officer or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1.	Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.	Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3.	Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4.	Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1.	Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2.	Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3.	Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material, non-public information which could affect the price of the Company stock. All transactions in the Company’s securities by directors and officers must be pre-cleared by contacting the Company’s Chief Financial Officer.

Attachment B

CERTIFICATION OF COMPLIANCE

RETURN BY [________ ]

TO:	[NAME], [TITLE]

FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF AIRSHIP AI HOLDINGS, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) at Airship AI Holdings, Inc. to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

TITLE